Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on (Form S-8) (No. 333-219916) of ICC Holdings, Inc. of our report dated March 30, 2023 with respect to the consolidated financial statements and financial statement schedules included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

Park Ridge, Illinois

March 30, 2023